Exhibit 5.1

May 31, 2005

Capital Auto Receivables, Inc.
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Re:	Enforceability Opinion

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables, Inc. (the “Seller”) and General Motors Acceptance Corporation (“GMAC”) in connection with the issuance of Offered Notes (as defined in Exhibit A hereto) and Privately Placed Notes (as defined on Exhibit B hereto) by Capital Auto Receivables Asset Trust 2005-1 (the “Trust”), pursuant to an Indenture (the “Indenture”), between the Trust and JPMorgan Chase Bank, N.A., as Indenture Trustee (the “Indenture Trustee”), and Certificates (as defined in Exhibit C hereto), pursuant to a Trust Agreement (the “Original Trust Agreement”), dated as of May 23, 2005, to be amended and restated as of the Issuance Date (as defined below) (the “Trust Agreement”), between the Seller and Deutsche Bank Trust Company Delaware, as Owner Trustee (the “Owner Trustee”). Only the Offered Notes are being offered for sale. The Certificates will be initially retained by the Seller, and may be subsequently sold by the Seller in one or more separate transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Privately Placed Notes will be sold by the Seller in two separate transactions intended to be exempt from the registration requirements of the Act.

     The Trust intends to issue the Offered Notes on or about June 2, 2005 (the “Issuance Date”).

     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

Capital Auto Receivables, Inc.
May 31, 2005

     (i) a copy of the registration statement filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), on Amendment No. 1 to Form S-3 (File No. 333-105077) on May 16, 2003 with respect to asset-backed notes and certificates, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

     (ii) a copy of a form of prospectus supplement relating to the Notes substantially in the form to be filed with the Commission pursuant to Rules 424(b)(5) and 424(c) under the Act (the “Prospectus Supplement”) and the prospectus dated December 1, 2004 relating thereto (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”);

     (iii) the forms of offering memoranda relating to the Privately Placed Notes intended to be exempt from the registration requirements of the Act;

     (iv) the Original Trust Agreement and a form of the Trust Agreement;

     (v) a form of the Trust Sale and Servicing Agreement among the Seller, GMAC, as Servicer, and the Trust (the “Trust Sale and Servicing Agreement”);

     (vi) a form of the Indenture;

     (vii) a form of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), between GMAC and the Seller; and

     (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (vii) are referred to herein as the “Transaction Documents”).

     In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

     On the basis of the foregoing and on the basis of our examination of the Seller’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Seller, it is our opinion that:

(a)	The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware.

Capital Auto Receivables, Inc.
May 31, 2005

(b)	When duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Offered Notes will have been duly authorized by all necessary action of the Trust and will have been legally issued, will be nonassessable and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.

     We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the General Corporation Law of the State of Delaware and the Delaware Business Trust Act.

     We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

EXHIBIT A

Offered Notes

(i) $450,000,000 aggregate principal amount of Class A-2a Floating Rate Asset Backed Notes (the “Class A-2a Notes”);

(ii) $250,000,000 aggregate principal amount of 3.73% Class A-2b Asset Backed Notes (the “Class A-2b Notes”);

(iii) $600,000,000 aggregate principal amount of Class A-3 Floating Rate Asset Backed Notes (the “Class A-3 Notes”);

(iv) $760,000,000 aggregate principal amount of Class A-4 4.05% Asset Backed Notes (the “Class A-4 Notes”);

(v) $229,825,000 aggregate principal amount of Class A-5 Floating Rate Asset Backed Notes (the “Class A-5 Notes”);

(vi) $122,803,000 aggregate principal amount of Class B Floating Rate Asset Backed Notes (the “Class B Notes”); and

(vii) $46,051,000 aggregate principal amount of the Class C 4.73% Asset Backed Notes (the “Class C Notes”).

The Class A-2a Notes and the Class A-2b Notes, the Class A-3 Notes, the Class A-4 Notes, the Class A-5 Notes, the Class B Notes and the Class C Notes are referred to collectively herein as the “Offered Notes”.

EXHIBIT B

Privately Placed Notes

(i) $550,000,000 aggregate principal amount of Class A-1 Floating Rate Asset Backed Notes (the “Class A-1 Notes”); and

(ii) $30,701,000 aggregate principal amount of Class D 6.50% Asset Backed Notes (the “Class D Notes”).

The Class A-1 Notes and the Class D Notes are referred to collectively herein as the “Privately Placed Notes”.

EXHIBIT C

Certificates

$30,701,224.17 aggregate certificate balance of Asset Backed Certificates (the “Certificates”)